EXHIBIT 99.1

First Horizon momentum continues in first quarter

MEMPHIS, Tenn., April 15, 2016 (GLOBE NEWSWIRE) -- The core businesses at First Horizon National Corp. (NYSE:FHN) – regional banking through First Tennessee Bank and fixed income through FTN Financial – continued to deliver solid performances in the first quarter.

Building on its already-number-one market position, First Tennessee Bank generated average loan growth of 13 percent and average deposit growth of 8 percent for first quarter 2016 compared to first quarter 2015.  At FTN Financial average daily revenue was up 8 percent year over year.  Efforts throughout the company yielded a 7 percent increase in revenue for First Horizon from first quarter 2015 to first quarter 2016 and fully diluted earnings per share of $.20.

First Horizon continued to actively deploy capital, repurchasing $75 million of its own shares during the first quarter and increasing its common dividend by 17 percent.

“First quarter was another solid quarter at First Horizon.  Our focus on giving our customers a differentiated experience through our team of outstanding bankers and advisors is paying off with strong revenue and loan growth,” said Bryan Jordan, First Horizon’s chairman and CEO.  “Our bankers continue to deliver on the value of doing business with Tennessee’s bank, and our fixed income team continues to build on the strength of its extensive distribution platform.”

Financial highlights

  Net income available to common shareholders was $47.8 million, or $.20 per diluted share, in first quarter 2016 compared to $47.0 million, or $.20 per diluted share, in fourth quarter 2015.  Net interest income increased to $172.1 million in the first quarter from $166.7 million last quarter.  The net interest margin rose to 2.88 percent in the first quarter from 2.82 percent last quarter.  The December rate increase by the Federal Reserve contributed to increases in both net interest income and net interest margin for the quarter.
  Asset quality trends began to normalize.  First quarter’s net charge-offs of $9 million annualize to a net charge-off ratio of 0.21 percent.  Non-performing assets were down $18 million from first quarter 2015 but up $7 million from fourth quarter 2015.
  Capital levels remained strong, with the Common Equity Tier 1 ratio estimated at 10.35 percent.  First Horizon repurchased 6 million shares in the first quarter at an average price of $12.32 per share.  The company also returned capital to shareholders by increasing its quarterly cash dividend to 7 cents per share starting April 1.
CONSOLIDATED SUMMARY RESULTS

				1Q16 Changes vs.
(Dollars in thousands, except per share data)	1Q16	4Q15	1Q15	4Q15	1Q15
Income Statement Highlights
Net interest income	$172,074	$166,652	$156,866	3%	10%
Noninterest income	132,731	130,793	129,413	1%	3%
Securities gains/(losses), net	1,574	1,439	276	9%	NM
Total revenue	306,379	298,884	286,555	3%	7%
Noninterest expense	226,927	243,740	376,221	(7)%	(40)%
Provision for loan losses	3,000	1,000	5,000	NM	(40)%
Income/(loss) before income taxes	76,452	54,144	(94,666)	41%	NM
Provision/(benefit) for income taxes	24,239	2,715	(22,261)	NM	NM
Net income/(loss)	52,213	51,429	(72,405)	2%	NM
Net income attributable to noncontrolling interest	2,851	2,848	2,758	*	3%
Net income/(loss) attributable to controlling interest	49,362	48,581	(75,163)	2%	NM
Preferred stock dividends	1,550	1,550	1,550	*	*
Net income/(loss) available to common shareholders	$47,812	$47,031	$(76,713)	2%	NM
Common Stock Data
EPS	$0.20	$0.20	$(0.33)	*	NM
Basic shares (thousands)	234,651	237,983	232,816	(1)%	1%
Diluted EPS	$0.20	$0.20	$(0.33)	*	NM
Diluted shares (thousands)	236,666	240,072	232,816	(1)%	2%
Period-end shares outstanding (thousands)	232,547	238,587	233,499	(3)%	*
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income	$17,574,994	$17,686,502	$16,732,123	(1)%	5%
Total deposits	20,327,834	19,967,478	18,638,554	2%	9%
Total assets	26,963,682	26,192,637	25,713,319	3%	5%
Total liabilities	24,320,734	23,553,051	23,214,062	3%	5%
Total equity	2,642,948	2,639,586	2,499,257	*	6%
Asset Quality Highlights
Allowance for loan losses	$204,034	$210,242	$228,328	(3)%	(11)%
Allowance / period-end loans	1.16%	1.19%	1.36%
Net charge-offs	$9,208	$1,572	$9,120	NM	1%
Net charge-offs (annualized) / average loans	0.21%	0.04%	0.23%
Non-performing assets (NPA)	$218,553	$211,921	$236,798	3%	(8)%
NPA % (a)	1.20%	1.15%	1.37%
Key Ratios & Other
Return on average assets (annualized) (b)	0.79%	0.78%	(1.15)%
Return on average common equity (annualized) (c)	8.53%	8.23%	(14.04)%
Net interest margin (d)	2.88%	2.82%	2.74%
Efficiency ratio (e)	74.45%	81.94%	NM
Common equity tier 1 ratio (f)	10.35%	10.45%	10.30%
Tier 1 ratio (f)	11.58%	11.79%	11.84%
Market capitalization (millions)	$3,046.4	$3,464.3	$3,336.7
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful
* Amount is less than one percent.
(a)	NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(b)	Calculated using net income.
(c)	Calculated using net income available to common shareholders.
(d)	Net interest margin is computed using net interest income adjusted to a fully taxable equivalent ('FTE") basis assuming a statutory federal income tax rate of 35 percent and, where applicable, state income taxes.
(e)	Noninterest expense divided by total revenue excluding securities gains/(losses).
(f)	Current quarter is an estimate.

Conference call
Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.FirstHorizon.com.  The call and slide presentation may involve forward-looking information, including guidance.

Participants can call toll-free starting at 8:15 a.m. by dialing 888-317-6003 and entering pin number 3229423. The number for international participants is 412-317-6061. Participants can also listen to the live audio webcast with the accompanying slide presentation through the website. A replay will be available from noon today until 8:00 a.m. May 2. To listen to the replay, dial 877-344-7529 or 412-317-0088. The access code is 10083490. The event also will be archived and available on the website by midnight Central Time.

Other information
This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments or changes in expectations.

Debt Investor Materials
First Horizon expects to post additional materials for debt investors April 27 in the investor relations section of www.FirstHorizon.com  First Horizon will also provide these materials to analysts at upcoming meetings. The debt investor materials posted may contain forward-looking statements, including guidance, involving significant risks and uncertainties, which will be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements. A number of factors could cause actual results to differ materially from those in the forward-looking information. These factors are outlined in our most recent earnings press release and in more detail in our most current 10-Q and 10-K reports. First Horizon disclaims any obligation to update any of the forward-looking statements that are made from time to time to reflect future events or developments or changes in expectations.

About First Horizon
The 4,300 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 180 bank locations in and around Tennessee and 29 FTN Financial offices across the U.S. The company was founded during the Civil War in 1864 and has the 14th oldest national bank charter in the country. First Tennessee has the largest deposit market share in Tennessee and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional customers in the U.S. and abroad. First Horizon has been recognized as one of the nation's best employers by Forbes, Working Mother and American Banker magazines. More information is available at www.FirstHorizon.com.

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CONTACT:
First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
First Horizon Media Relations, James Dowd, (901) 523-4305